EXHIBIT 3.3
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                                    Delaware
                                 The First State
                                                                       PAGE 1



     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BEACONSFIELD I, INC.", CHANGING ITS NAME FROM "BEACONSFIELD I, INC." TO "NORTHERN ETHANOL, INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF AUGUST, A.D. 2006, AT 11:30 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.














                      [ S E A L ]      s/Harriet Smith Windsor
                                       -----------------------------------------
                                       Harriet Smith Windsor, Secretary of State

3887262  8100                          AUTHENTICATION:   4947491

                                       DATE:   08-02-06

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      State of Delaware
     Secretary of State
  Division of Corporations
Delivered 11:30 AM 08/02/2006
   FILED 11:30 AM 08/02/2006
SRV  060725626 - 3887262 FILE

                                STATE of DELAWARE
                           CERTIFICATE of AMENDMENT of
                          CERTIFICATE of INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of BEACONSFIELD I, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "1" so that, as amended, said Article shall be and read as follows:

     Article 1. The name of the corporation is Northern Ethanol, Inc. (the "Corporation").

FUTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "5" so that, as amended, said Article shall be and read as follows:

     5. The amount of the total authorized capital stock of the corporation shall be three hundred fifty million (350,000,000) shares divided into two hundred fifty million (250,000,000) shares of Common Stock, $0.0001 par value each, and one hundred million (100,000,000) shares of Preferred Stock, $0.0001 par value each, and the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

     A. Preferred Shares

          The corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued, shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares. The Board of Directors is hereby


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     expressly  vested with  authority to fix and determine the relative  rights and preferences of the shares of any such series so established to the fullest extent permitted by this Certificate of Incorporation and the General Corporation Law of Delaware in respect to the following:

          (a)  The  number  of  shares  to  constitute  such  series,  and   the
     distinctive designations thereof;

          (b) The rate and preference of dividend, if any, the time of payment of dividend, whether dividends are cumulative and the date from which any dividend shall accrue;

          (c) Whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

          (d)  The amount payable upon shares in  the  event  of   involuntarily
     liquidation;

          (e) The amount payable upon shares in the event of voluntary liquidation;

          (f) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

          (g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

          (h) Voting powers, if any; and

          (i) Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

      B.   Common Shares

          (a) The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board

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     of Directors of the  corporation  providing for the issuance of one or more series of the Preferred Shares.

          (b) The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

     No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by this 1st day of August, 2006.

                                             By:      s/Gord Laschinger
                                                --------------------------------

                                          Title:   Chief Executive Officer
                                                --------------------------------

                                           Name:    Gord Laschinger
                                                --------------------------------
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